Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-215049 on Form N-1A of our report dated May 29, 2018, relating to the financial statements and financial highlights of the Fiera Capital Global Equity Focused Fund, a series of Fiera Capital Series Trust, appearing in the Annual Report on Form N-CSR of Fiera Capital Series Trust for the period ended March 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
July 27, 2018